Registration No. 333-183360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 3 )

Spiral Energy Tech., Inc.
(formerly Solid Solar Energy, Inc.)
(Exact Name of Registrant as specified in its charter)

Nevada	3600	27-2181718
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Spiral Energy Tech., Inc.
3665 Merrick Road, Seaford, NY 11783
Tel: (516) 783-9600
Facsimile: (917) 210-2846

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ezra Green
Chief Executive Officer
Spiral Energy Tech., Inc.
3665 Merrick Road, Seaford, NY 11783
Tel: (516) 783-9600
Facsimile: (917) 210-2846

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ ( Do not check if a smaller reporting company)	Smaller Reporting Company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2014

PRELIMINARY PROSPECTUS

9,392,455 Shares

SPIRAL ENERGY TECH., Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 9,392,455 shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board for anticipated aggregate net proceeds of approximately $939,246, and thereafter at prevailing market prices or privately negotiated prices.   The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	6
RISK FACTORS	6
USE OF PROCEEDS	11
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	11
DIVIDEND POLICY	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11
BUSINESS	17
MANAGEMENT	28
EXECUTIVE COMPENSATION	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
SELLING STOCKHOLDERS	33
DESCRIPTION OF SECURITIES	35
PLAN OF DISTRIBUTION	36
LEGAL MATTERS	37
EXPERTS	37
WHERE YOU CAN FIND ADDITIONAL INFORMATION	37
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Spiral Energy Tech., Inc.

Overview, Corporate History and Recent Events

Spiral Energy Tech., Inc. is a development stage company incorporated in the state of Nevada on January 18, 2008. We plan to sell the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).  From inception through April 25, 2013, we purchased one residential solar power purchase agreement along with the hardware and the rights to the system, including the revenues, design, permitting, construction, installation, testing and activation of the system , and then focused on exploring potential applications of holographic technology to solar energy systems.   We no longer plan to focus on exploring potential applications of holographic technology to solar energy systems.   On April 25, 2013, we purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors.  Also on such date, our board of directors and shareholders appointed Ezra Green, Carbon 612 Corporation’s sole officer and director, to our board and as our new Chief Executive Officer, Chief Financial Officer and Treasurer.  We have not generated any revenue to date.  Our auditors, in their report dated July 26, 2013, expressed substantial doubt about our ability to continue as a going concern.

On July 30, 2012, we    filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our board of directors to issue series and classes of preferred stock with different features.  On May 16, 2013, we filed a certificate of amendment to our amended and restated articles of incorporation to change our name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.

On May 13, 2013, pursuant to a patent purchase agreement, we sold the patents we had purchased in April to   Endeavor IP, Inc., as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii) 133,334 shares of Endeavor IP, Inc.’s common stock (which such number of shares is on the basis of a post-split recapitalization of Endeavor IP, Inc. that is expected to occur) and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor IP, Inc. granted us a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor IP, Inc.

The Offering

Common stock offered by selling stockholders
This prospectus relates to the sale by certain selling stockholders of 9,392,455 shares of our common stock sold to investors in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended.  We received a total consideration of $20,265 from the sale of these shares.

Offering price	$0.10 per share until a market develops and thereafter at market prices or privately negotiated prices

Common stock outstanding before and after the offering	112,083,038 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

Market for the common stock
There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus. There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in our common stock.

(1)	Represents the number of shares of our common stock outstanding as of March 13, 2014 .

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•
comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Business Address and Telephone Number

Our address is 3665 Merrick Road, Seaford, New York 11783 and our telephone number is:   (516) 783-9600.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

RISK FACTORS

Risks Relating to our Business

We are a development stage company, have only lost money, and may never be able to implement our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on January 18, 2008 and have a limited operating history.  We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise.  We have generated extremely minimal revenue and collected no revenue to date and have incurred income of $78,168 for the year ended December 31, 2013 and a loss of $58,068 for the year ended December 31, 2012.

As a development stage company, investment in us involves a significant financial risk. It is uncertain as to when we will become profitable, if ever.     There is nothing at this time on which to base an assumption that our business will prove to be successful or that we will ever be able to generate revenues or operate profitably.  The revenue and profitability of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our independent registered public accounting firm has issued an unqualified opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for us to conduct our business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unit holder advisory votes on executive compensation.

We will likely require up to $300,000 in the next 12 months to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.  We currently have no commitments to raise any funds.

We will require up to $300,000 in the next 12 months in order to implement our business plan.  Additional financing may take the form of equity or debt financings depending upon prevailing market conditions.  We currently have no commitments to raise any funds.  These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.

We rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of management time and company money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our time and resources and could materially and adversely affect our business and operating results.

The departure or loss of Ezra Green could disrupt our business.

We depend heavily on the continued efforts of Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and director.  Mr. Green is important to our strategic vision and day-to-day operations and would be difficult to replace. We cannot be certain that Mr. Green will continue with us for any particular period of time. The departure or loss of Mr. Green, or the inability to hire and retain a qualified replacement, could negatively impact our ability to manage our business.  Mr. Green is an officer and director of Carbon 612 Corporation and Clear Skies Solar, Inc., but, as these entities are inactive, devotes 100% of his of his time to us.

Mohit Bhansali   may devote only a portion of his business time to us which could materially and adversely affect us and our business.

Mr. Bhansali, our President, Secretary and a director, is not required to work exclusively for us and does not devote all of his time to our operations. Presently, Mr. Bhansali allocates only a portion of his time to the operation of our business. As Mr. Bhansali is currently employed elsewhere in addition to serving as our President, Secretary and a director, he is able to commit to us only up to ten hours a week. Therefore, it is possible that his pursuit of other activities may slow our operations and accordingly reduce our financial results.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

We anticipate acquiring a product liability insurance policy once we are ready to launch our XTRAX® product, but there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

If our XTRAX ® product is commercialized, we will face intense competition, and many of our competitors will have substantially greater resources than we do.

If our XTRAX® product is commercialized, we will operate in a highly competitive environment that is characterized by price fluctuations, supply shortages and rapid technological change. If our XTRAX® product is commercialized, we will compete with major international and domestic companies. Our competitors will often have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Many of our potential competitors may be developing and currently producing products based on new technologies that may ultimately have costs similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than we can.

It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully our business would suffer and we may lose or be unable to gain market share.

There can be no assurance that we will be able to compete successfully. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Technological changes in the alternative energy industry could render our proprietary technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.

Our failure to further refine our technology and develop new technology could cause our products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The alternative energy industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of monitoring technologies may be currently under development by other companies that could result in better product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system can offer.

Our business depends on the availability of rebates   and   tax credits; reduction, elimination or uncertainty of which would reduce the demand for our products and services.

Many states offer incentives to offset the cost of renewable power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the federal government currently offers a 30% tax credit for the installation of solar power systems.  Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

If we are unable to obtain needed governmental and cellular network approvals, we will be unable to implement our business plan.

Our ability to pursue our growth strategy will be hindered if we are not able to obtain listing by Underwriters Laboratory (“UL”) and approvals, including from the Federal Communications Commission (“FCC”) due to certain low level magnetic emissions from the XTRAX ® unit. In addition, it will have to be certified by various cellular network operators as meeting technical requirements for devices that communicate via the cellular network. There can be no assurance that we will obtain such approvals.

Risks Relating to Our Organization

Our articles of incorporation authorize our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence corporate decisions may be limited because Mohit Bhansali, our President, Secretary and a director, owns a controlling percentage of our common stock.

Mr. Bhansali, our President, Secretary and a director, beneficially owns approximately 90.10% of our outstanding common stock. As a result of this stock ownership, Mr. Bhansali can control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, as the interests of Mr. Bhansali and our minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or the best interest of us as a whole.

We are subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the Securities and Exchange Commission (the “SEC”) current and interfere with the ability of investors to trade our securities and for our shares to be quoted on the OTC Bulletin Board or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. Please read “Summary—Emerging Growth Company Status.”

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.  As of March 13, 2014 , there were 112,083,038   shares of our common stock issued and outstanding.  Our shares are held by 18 shareholders of record.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected.  The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus.  Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.  The Company's actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses.  This is because we have not generated an ongoing source of revenue sufficient to cover our operating cost and have limited operating history.  There is no assurance we will ever reach this point, and have not recognized any revenues since inception.  Accordingly, we must raise sufficient capital from sources.  Our only source for cash at this time is investments by others.  We must raise cash to stay in business.  In response to these problems, management intends to raise additional funds through public or private placement offerings.

Critical Accounting Policies .  We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions.  On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our financial statements.

Use Of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-lived Assets.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Overview

The Company was incorporated in the state of Nevada on January 18, 2008.  It is a development stage company in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 915, Development Stage Entities.   The Company was initially formed to provide residential users access to affordable renewable energy and to install and maintain solar energy panel systems on residential housing units at no cost to the end user.  Revenue, if any, is derived from renewable energy credits/certificates , billing of solar converted electricity , and monthly service charges .

From inception through April 25, 2013, the Company purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system and then focused on exploring potential applications of holographic technology to solar energy systems.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors.

On May 13, 2013, pursuant to a patent purchase agreement, the Company sold its patents to   Endeavor IP, Inc., as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii)   666,667   shares of Endeavor IP, Inc.’s common stock (which such number of shares is on the basis of a post-split recapitalization of Endeavor IP, Inc. that is expected to occur) and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor IP, Inc. granted   the Company   a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor IP, Inc.

On May 16, 2013,   the Company   filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.

Share Issuances

Since January 18, 2008 (inception) through December 31 , 2013, the Company issued 112,083,038 shares of its common stock. The following shares of its common stock were issued during the year ended December 31, 2013 and 2012 .

On May 29, 2012, the Company sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 5,000 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $500.

On June 4, 2012, the Company issued an aggregate of 14,163,683 shares to Mr. Bhansali, the Company’s sole officer and director at the time, pursuant to a restricted stock agreement .

On July 30, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share. Shares have been retroactively restated to reflect the change in par value.

On July 30, 2012, the Company issued an aggregate of 85,824,470 shares to Mr. Bhansali pursuant to a restricted stock agreement.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0. 052 per share, for the purchase of patents and other assets totaling $ 86,214 .

On June 1, 2013 the Company amended its restricted stock agreements with Mr. Bhansali to change the vesting terms   such that all the shares may only vest upon the occurrence of a Qualifying Event (as defined below).  If the Qualifying Event has not occurred by the close of business on June 1, 2016, the shares will be forfeited and ownership shall revert back to the Company.  The shares may not be sold, pledged or otherwise transferred until the shares become vested as described therein .   “Qualified Transaction” means one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  The value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

Application of Significant Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Results of Operations

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.  We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

The following summary of our results of operations, for the years ended December 31, 2013 and 2012 and from inception January 18, 2008 through December 31 , 2013

	Year Ended December 31,		January 18, 2008 (inception) through December 31,
	2013	2012	2013
Operating revenues	$639	$-	$639
Operating expenses	114,008	57,924	172,188
Operating loss	(113,369)	(57,924)	(171,549)
Interest expense	-	(162)	(289)
Gain on sale of asset	88,216	-	88,216
Gain on sale of marketable securities	1,211		1,211
Provision for income tax	-	-	-
Net loss	$(23,942)	$(58,086)	$(82,411)

Revenues

We had revenues for the years ended December 31 , 2013 and 2012 of $ 639 and $ 0 , respectively.    For the period from January 18, 2008 (Inception) through December 31, 2013, we had revenues of $639 .  Revenues commenced starting April 1, 2013.

In December 2011 we purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system.  We did not recognize any revenue from this agreement as Clear Skies kept the monthly fees, which totaled less than $1,000 on an annual basis, billed to the customers until such time as we paid Clear Skies the remaining $15,000 purchase price.  In the second quarter of 2013, Clear Skies forgave the $15,000 due to it under the agreement and it is no longer outstanding.

Starting April, 2013, we signed a 12-month balanced billing agreement with the solar customer and are accruing $71 per month from this residential power plant.  At the end of the billing year, March 31, 2014, we will perform an evaluation of actual revenue and adjust accordingly.

Operating Expenses

	Year Ended December 31,		January 18, 2008 (inception) through December 31,
	2013	2012	2013
Stock-based compensation	$-	$52, 074	$52,074
General and administrative	32,915	1,300	34,471
Professional fees	79,470	3,300	82,770
Depreciation and amortization	1,623	1, 250	2,873
Total operating expenses	$114,008	$57,924	$172,188

Year Ended December 31, 2013 and 2012

Our operating expenses for the year ended December 31, 2013 increased by $ 56,084 from total operating expenses of $ 57,924 during the year ended December 31, 2012 .   The increase in expenses is primarily due to the increase in professional, general and administrative expenses during 2013 , as compared to limited general and administrative expenses in 2012.  For 2012, of the $57,924 in operating expenses, $52,074 was for stock issued for compensation, whereas, no stock-based compensation was paid in 2013 . For the year ended December 31, 2012, compensation expense was recorded due to shares issued for compensation to a director who is also an officer of the Company.

Our operations have been of a start-up company and expenditures have been primarily limited to activities related to financing activities.

Liquidity and Capital Resources

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company includes obtaining capital from potential new investors, management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The Company expects operating cash requirements of $300,000 for the next twelve months.  It expects to need approximately $109,000 to complete the testing and certification of its technology as set forth below .   The remainder will be allocated to paying installers, purchasing supplies, compensation and paying the Company’s legal and financial advisors.  The Company expects to use approximately $10,000 funds in operation per month during 2014 .

Estimated Timeline to Market	Cost	Time to Completion
Development - Tamper Detection (if required)	$1,000	3 Weeks
Testing
Laboratory Hardware
Computers	$3,000
Certified Test Equipment for Calibration	$10,000	Immediate
External Costs
UL 916 - Met Labs Q# 9CLE1810, 10/25/2006	$8,400	Subtotal of 12 Weeks
UL Follow up Services - Met Labs Q# 9CLE1810, 10/25/2006	$3,500
FCC Part 15 Class B - Met Labs Q# 9CLE1810, 10/25/2006	$1,800
ANSI C12.1:2001 - Met Labs Q# 9CLE1810, 10/25/2006	$10,100
Primary Cellular Carrier Certification	$0
External Manufacturability Consultant ( Fala Technologies Inc)	$15,000	As Required
Software Development
Software (High Level Language Tools)	$15,000	As Required
Computers, Server	$12,500	As Required
Hardware Development
Modifications required by UL/FCC/Etc. (If Required)	$10,000	As Required
Clear Coil
Manufacturing Development	$15,000	As Required
Electronic Test Equipment	$1,000	As Required
Clear Clip
Custom Tool Charges	$3,500	As Required
Total Cost & Development Time:	$109,800	15 Weeks

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

Liquidity and Financial Condition

The Company currently has working capital of $ 165,219 , as of December 31 , 2013.  The working capital deficit at December 31, 2012 was $9,725.  The increase in working capital of $ 174,944 was primarily due to the recording of $ 216,003 of market securities at December 31 , 2013, received from the sale of certain intellectual property, and the forgiveness of debt and related accrued interest, of $15,289, during year ended December 31, 2013.  The Company had $ 78,065 and $ 4,100 of cash flows used by operating activities for the year ended December 31 , 2013 and 2012, respectively. $ 82,921 was used in operating cash flows for the period January 18, 2008 (date of inception) through December 31 , 2013.

Working Capital

	At	At
	December 31,	December 31,	Increase/
	2013	2012	(Decrease)
Current Assets	$252,141	$5,564	$246,577
Current Liabilities	$86,922	$15,289	$71,633
Working Capital (Deficit)	$165,219	$(9,725)	$174,944

Cash Flows

	Year Ended December 31,
	2013	2012
Net Cash Used in Operating Activities	$(78,065)	$(4,100)
Net Cash Used in Investing Activities	$(4,500)	$-
Net Cash Provided by Financing Activities	$112,500	$6,100
Net Increase in Cash During the Period	$29,935	$2,000

Cash Flows

January 18, 2008
(inception) through
December 31,
2013
Net Cash Used in Operating Activities	$ (82,921)
Net Cash Used in Investing Activities	$(14,500)
Net Cash Provided by Financing Activities	$132,920
Net Increase in Cash During the Period	$35,499

Limited Operating History; Need for Additional Capital

The Company currently has $ 35,499 in cash, as of December 31 , 2013, to meet its current liabilities.  The cash on hand is not considered sufficient to meet the obligations over the following twelve month period and management considers it necessary to raise funds through sale of equity issues (common stock) or through traditional debt financing.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not engage in any off-balance sheet arrangements from January 18, 2008 (date of inception) through December 31 , 2013.

BUSINESS

Background

Spiral Energy Tech., Inc. (formerly known as Solid Solar Energy, Inc.) is a development stage company incorporated in the state of Nevada on January 18, 2008. We plan to sell the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).  From inception through April 25, 2013, we purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system and then focused on exploring potential applications of holographic technology to solar energy systems.  On April 25, 2013, we purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors.  Also on such date, our board of directors and shareholders appointed Ezra Green, Carbon 612 Corporation’s sole officer and director, to our board and as our new Chief Executive Officer, Chief Financial Officer and Treasurer.  We have not generated any revenue to date.  Our auditors, in their report dated July 8, 2013, expressed substantial doubt about our ability to continue as a going concern.

On July 30, 2012, we    filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our board of directors to issue series and classes of preferred stock with different features.  On May 16, 2013, we filed a certificate of amendment to our amended and restated articles of incorporation to change our name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.

On May 13, 2013, pursuant to a patent purchase agreement, we sold our patents to   Endeavor IP, Inc., as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii)   666,666   shares of Endeavor IP, Inc.’s common stock (which such number of shares is on the basis of a post-split recapitalization of Endeavor IP, Inc. that is expected to occur) and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor IP, Inc. granted us a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor IP, Inc.    Endeavor IP, Inc. is   an intellectual property services and patent licensing company whose activities generally include the acquisition of existing rights to intellectual property through acquisitions of already issued patents and pending patent applications, both in the United States and abroad.   In the event that Endeavor IP obtains any revenues from the enforcement or sale of the transferred patents, the Company will receive 20% of such revenues.   As the license is irrevocable, we shall be able to continue to develop the XTRAX® system if the patents are transferred or sold to a third party.      The Company entered into the agreement with Endeavor IP in order to receive cash and stock of Endeavor IP so that it could fund its operations through the $100,000 cash payment and the sale of the stock.

Products and Services

Overview

XTRAX ® is our patented system for remote real-time monitoring of the energy production of solar and other renewable energy systems and for providing fault notification. The system consists of a central database server and remote energy meters. The server routinely accesses the remote meters to recover the energy reading of solar , wind, geo-thermal, tidal, and other types of non-fossil fuel energy systems. The meter installed at the alternative energy system site constantly monitors the system to provide energy metering and real-time system failure detection. In case of system failure the meter will automatically contact the server to report the type of failure. XTRAX ® can also be used to sub-monitor portions of larger scale commercial or utility sized systems to increase efficiency and reporting of performance by monitoring "strings" or "lines" individually. Examples of large scale solar “farms”, as they are known in the industry, can be made up of thousands of individual solar panels which are combined in series of ten solar panels, creating what is known as a “string”. Each string is wired to a “combiner box” which usually holds 5 strings. Our technology can be installed to monitor each string or each combiner box, depending on the level of monitoring the client requires. Our technology is also capable of monitoring each individual panel but we feel this level of monitoring is not cost effective for the client and do not offer this option.   XTRAX ® can also be used for third party verification of other production monitoring devices.

The design philosophy behind XTRAX ® is to avoid using relatively expensive personal computers for simple monitoring tasks. The XTRAX ® hardware monitor uses a minimalist approach by integrating a microcontroller, an energy measurement device, a cellular card and miscellaneous interface components to provide a small and low cost hardware platform. This platform is capable of being utilized for a variety of measurements including, but not limited to, electrical energy production, temperature, volume and flow. It can also provide alerts if the system under measurement malfunctions. The XTRAX ® hardware monitor utilizes a database application for the retrieval and reporting of data to owners, customers, and aggregators. Data is regularly reported to the server via the cellular network. We also intend to make the necessary changes to the unit such that communications may be via microwave or satellite technology (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite). The XTRAX ® system as a whole provides automated billing and reporting plus the ability for users to retrieve reports from a dedicated website.

The XTRAX® system can currently perform all of the functions described above; however, we have not yet consummated any sales of the product to potential customers because, prior to such sales, the following needs to occur:

•
The XTRAX® unit needs to be listed by Underwriters Laboratory, which tests the product for safety. This is known as the UL listing. We have submitted samples and information to UL, and responded to their questions, but we do not have the necessary funding to pay UL’s fee and to provide UL the number of units they require for further testing before they can grant a UL listing. Furthermore, submission of test units to Underwriters Laboratory was delayed so that we could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.   Independent laboratory testing was mostly completed for the XTRAX® residential meter and all of the samples were found to be compliant with accuracy standards set by the American National Standards Institute, or ANSI.  The meter's accuracy was determined to be well above such standards established by ANSI, which is the organization that establishes the standards generally accepted by industry for products, services, processes, systems and personnel in the United States, including the accuracy of meters. The testing by the independent laboratory produced statistically significant results, and did not indicate any negative results. Future testing will be performed on the XTRAX® small commercial meter to confirm that our technology is capable of monitoring up to 25KW without loss of performance.  At this juncture we are only targeting up to 25 KW systems but intend to test up to 100 KW systems in our next round of testing.  Both systems are identical in nature and technology.

We have already made certain changes requested by UL and we believe we will obtain the UL listing. In order to allow UL to complete their testing and list XTRAX® we will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services. This fee covers testing of both our residential and small commercial units. We currently lack sufficient funds to pay this fee and provide the six units. We plan to obtain the listing by the end of the second quarter of 2014.   Further, at the completion of this testing, UL may require us to make further changes, provide additional units for testing and pay additional fees.

•
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), because there are some magnetic emissions from the unit. Similarly to the UL listing process, the FCC approval process involves submitting samples and information, testing by the FCC, responding to FCC questions, and possibly making changes to the product if necessary to obtain their approval. We believe that, after obtaining UL listing, the FCC approval will be forthcoming as we believe XTRAX® meets the FCC requirements.   We expect to receive FCC approval approximately six weeks following UL Listing.

•
Following the UL listing and FCC approval, we will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products. Similarly to the UL and FCC approval process, the cellular network approval process involves submitting samples and information, testing by the carriers, responding to the carriers’ questions, and possibly making changes to the product if necessary to obtain the approval. We believe that the product will be approved by the carriers. We do not believe that the UL listing, FCC approval and technical approval from cellular network carriers represent ongoing compliance matters. We expect to receive the technical approval approximately six weeks following receipt of FCC approval.

•
We can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after we have obtained all three of these approvals. We currently expect to begin offering XTRAX® units to the market in 2014.

•
We plan to sell XTRAX® to photovoltaic (sometimes called “solar electric” or “PV”) installers, utilities and owners (primarily residential or small scale commercial, industrial and agricultural) of existing and future renewable energy system installations. We believe that XTRAX® will enable us to acquire and validate Renewable Energy Credits (RECs) and provide information regarding greenhouse gas emissions that may support the generation of Carbon Credits. Development of our XTRAX ® system may also open other potential markets, such as the ability to monitor heat and flow rates for such applications as irrigation, oil well monitoring, and solar-thermal measurement. We have begun beta testing of our proprietary software, and we expect to outsource the manufacturing of XTRAX®  units. We currently plan to commercially launch XTRAX® in 2014.

XTRAX ® Recurring Revenue Model

The XTRAX® Remote Access Energy Monitor System was designed specifically for the domestic Renewable Energy Credit (REC) market, regional and international production based incentive programs and for the international Carbon Credit Market (CCM). The system utilizes the existing cellular network infrastructure thereby eliminating the need for LAN/WAN or any other hardwired network systems.

In extreme remote conditions the system will be developed so it can also make use of satellite or microwave communications (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).

RECs, also known as Green Tags, Renewable Energy Certificates, and Tradable Renewable Certificates, are non-tangible energy commodities in the United States. One REC is considered proof that one megaWatt hour of renewable energy has been created. RECs were created as a means for electricity suppliers to comply with Renewable Portfolio Standards (RPS). To date, there are 29 states with an RPS requirement. Rules governing the administration of an RPS and the treatment of RECs typically vary by state. Typically, RECs have a price ceiling dictated by the state’s public utility board and some boards have also set price floors. Although electricity suppliers can purchase RECs directly from renewable energy project owners, the market has created a need for aggregators. These aggregators purchase RECs from many sources and sell the RECs in a bundled fashion. We believe that over time aggregators will refuse to accept paper reports from system owners and will require automated verifiable data and, should that actually occur, we should have a very good opportunity to obtain significant market share based on the capabilities of the XTRAX® unit.

Within some REC markets there is a Solar REC (SREC) market. We know of seven states with SREC markets in addition to Washington DC. SRECs differ from RECs in that they are generated only at facilities utilizing solar energy as opposed to wind or other renewable energy sources. This is an important distinction in states where an RPS has a Solar Carve-Out. A Solar Carve-Out specifically dictates the amount of energy that must be generated by solar energy within the electric generator’s portfolio and often values solar generation at a higher rate than other renewable generation. This higher valuation is often achieved through a Solar Alternative Compliance Payment (SACP). An SACP is the monetary penalty that electricity suppliers must pay if their Solar Carve-Out requirements are not met.

A carbon credit is equivalent to one metric ton of carbon dioxide prevented from entering the atmosphere.   Each credit has a market driven value depending on the type and the origin of the emission reduction produced. Carbon credits are mostly purchased by governments and corporations which have a legal obligation to reduce their carbon footprint. The market has a limit or “cap” of how much of each pollutant can be emitted. Companies are then issued emission permits and are required to hold an equivalent number of credits. The total number of credits cannot exceed the cap so that emissions are limited to that level. The goal is to allow market mechanisms to drive industrial and commercial processes in the direction of lower emissions or less carbon intensive approaches than those used when there is no cost to emitting. A bill was before the U.S. Senate in its 2009-2010 session that would create a national level cap and trade system but it was not passed and its future passage is uncertain.  The state of California implemented a cap and trade system in 2012.

An XTRAX® unit may be physically attached to any renewable energy system that produces electricity.  The unit records the amount of power that is generated by the given system by measuring the power that passes through the electrical wires of the system.  The unit records this data and automatically transmits it on a daily basis to servers that host software that converts the amount of electricity passed during that specific time period  into “Kilowatt hours”. When the total amount of kWHs are compiled over the course of a given month, the information is transmitted to a “trading” facility that values the accumulated KWHs produced from the renewable energy system. The trading facility will calculate the number of tons of carbon dioxide not produced as a result of the renewable energy system.    The calculation ratio is one kWH of renewable electricity created by the renewable energy system for every pound of carbon dioxide that is not released into the atmosphere.    For example, 10,000 kWHs of renewable energy eliminates approximately 5.25 tons of carbon dioxide and results in approximately 5.25 “tons” of carbon credits. Carbon credits are usually traded in “tons” and have different values that range in price from $10 to $40 per ton depending on the market.

The Spiral Energy Tech., Inc. business model is to distribute and install XTRAX® on all sub-100kW systems in the United States as well as internationally in order to capture small-system production information. We believe that currently there are no reliable and cost effective methods of accurately collecting this data from small systems which makes monetizing the credits and incentives from smaller systems of little or no value.

The XTRAX® units will be installed by a “third party professional” who will be paid by the Company pursuant to a contract between the Company and the owner of the system, whether it be the homeowner or a finance company. Third party professionals are trained technicians who are familiar with our technology and who will be able to install large volumes of units in an efficient manner.  The Company will not remain the owner of the system.

XTRAX® will be installed on existing small systems, usually residential, where our patented hardware will monitor kW production, including but not limited to time of day production, then send this data autonomously to our in-house servers where it is managed by our copyrighted software. The software takes the kW data and assigns it a value according to individual client contracts.

Our fees will be based on purchase of the “REC” or “CCM” or production based incentive programs and can be traded or offered on the “spot” market, each according to the requirements of the client. These fees will be set out in the installation contract.   Potential clients include homeowners, business owners or anyone who owns the rights to the RECs or CCMs such as aggregators, finance companies or power purchase agreement (“PPA”) providers and regional utilities that offer their own incentives.

The model is for us to charge a monitoring fee of $8.95-$29.95 per month per residential client or more for larger scale clients or sub metering contracts.

We believe the value we will offer our clients under our XTRAX ® platform is based on the following:

1) No upfront cost to the customer.

2) Autonomous data collection. No one is required to read a meter and submit a hand written report.

3) Client receives a check or direct bank deposit for verified credits collected that were previously elusive.

4) Accurate and verifiable data in an electronic format. At this time homeowners have to complete forms (if they remember to do so and do it accurately and legibly) by hand and mail this paper report to the aggregator, who then has to deal with the paper, enter the data which may or may not be correct or legible. These issues reduce the price the homeowner is paid. It is not effective to manually collect small amounts of data from a large number of homeowners and submit the data for monetization.

5) Client receives automatic notifications in the event that their system is not functioning.
We will convert the data received into the electronic format required by aggregators that sell the credits to utilities, or when enough XTRAX® units are in place, by us directly to utilities as we could then become an aggregator and retain the profit now earned by aggregators. The utilities would pay the aggregators (or us) via electronic transfer, the aggregator would transfer our share to us and we would, after deducting the monthly fee from each homeowner or other user of an XTRAX® unit, remit the balance due via direct deposit if the client has a bank account or mail a check if they do not have a bank account. Utilization of electronic transfer of funds reduces cost and avoids the necessity of preparing and mailing checks or using credit cards which are sometimes cancelled or allowed to lapse by card holders, causing further problems.

XTRAX ® Server

The XTRAX® Server utilizes an automated data retrieval and reporting system. The server will maintain a database of meter information. The primary meter identification will be the remote site’s communication access number. For installations using a cellular modem this will be the modem’s eleven digit phone number. The server will regularly and automatically access the remote meters to recover and record current energy production totals. Current energy data will be compared to previously retrieved data to calculate energy production. Meter access can be configured to occur monthly, weekly, daily, or hourly or may be customized to specific needs. Automated remote access can be scheduled for any time. Meters will be non-functional during electric power blackout and severe brownout conditions. If the server fails to connect to a meter then site access is rescheduled for the following day. If a second no connect occurs then an error report will be emailed to the system administrator. If subsequent contact is successful and a power fail report has been received then the system assumes a communications failure and logs the event. Problem sites can be tagged for more frequent contact. If the problem persists the site history logs can be used to document the power or communication failures to the authorities responsible for the meter’s site.

The XTRAX® System provides customer access to records and reports via a dedicated website. Customers may view their energy production, error logs, and update their password and email address. Customer access is protected by username and password login. The Server automatically creates energy production statements for delivery to energy credit aggregators.

XTRAX ® Meter

The XTRAX® meter is a real-time energy meter that is also capable of monitoring real-time operating parameters in order to detect system failures. The XTRAX® meter records and monitors use of energy through a sensor that senses the exact amount of electricity passing through a system. This data is then periodically sent to our computers or we can ask the device for the information upon demand. Upon reaching our computers we interpret that data as a certain number of kWs with a date and time stamp.

Energy totals are registered and stored in non-volatile memory in case of power failure.   Non-volatile memory refers to computer memory t hat can retrieve information even when not powered, for example flash memory   . The system will be able to detect and report system failure to the server. The meter circuitry is powered from the remote site’s standard AC service. The meter will be non-functional during electric power blackout and severe brownout conditions. Upon resumption of utility power the system will automatically report the failure to the server. The remote interface provides access to the unit from the server for monitoring energy produced. The remote interface is also used by the meter to report system failure to the server.

The hardware platform for the meter is designed to provide a flexible meter solution for different energy installation configurations. The meter is capable of monitoring single and single split-phase power as found in most residential installations as well as three phase power as found in industrial installations.

The meter utilizes a standard revenue grade current transformer device to measure the power output. The Company previously intended to use a meter that would utilize a unique current sensor coil design in the form of a flexible open coil that would be installed on active conductors.   A coil design meter is built as a solid circle, which requires the installing electrician to perform additional work to complete the installation.  A revenue grade transformer, on the other hand, “wraps” around a wire, allowing for faster installation times.   The meter that used a unique sensor coil design was not sufficiently accurate so the Company decided to utilize the standard device.

Potential Improvements

Potential improvements in our XTRAX ® technology and related applications that we are pursuing or plan to pursue include the following:

Expanded Capabilities

We are working to configure XTRAX ® to monitor and report additional parameters including heat and liquid flow. This would open the possibility of our pursuing the following applications, either directly or through licensing:

(i) Remote verification of water usage quantities, flow rate, and quality. Potential customers include golf courses, municipalities, irrigation systems, and governmental agencies or businesses involved in environmental testing.

(ii) Remotely monitoring the volume in petroleum storage tanks.

(iii) Remotely monitoring the production of solar-thermal energy systems.

(iv) Remotely monitoring air and water quality.

Greater Distances

We are developing MAXTRAX™, a remote monitoring product that uses microwave radio and satellite uplinks. Through this product, we hope to be able to offer monitoring in isolated, rural locations in which XTRAX ®, using its cellular capability, would not be effective. MAXTRAX ™ is currently in the planning stage and preliminary development work has been initiated.

Market Opportunity

The price of oil in U.S. dollars has fluctuated widely over the past three years. While overall energy demand declined with the global economic meltdown, demand is widely expected to increase rapidly as the economic recovery gains traction. This volatility causes users of oil to be concerned about future costs of energy. We believe that sunlight has long been a vast but underutilized source of energy. We also believe that the combination of recent solar energy technology improvements and the uncertain cost of fossil fuels will provide economic opportunities for the adoption of alternative energy sources. Furthermore, we believe that RECs and Carbon Credits in various countries may grow in demand if the regulatory landscape moves towards market-based cap and trade systems.

Suppliers

While the circuit board and firmware used in connection with the manufacturing of the product are proprietary, all components and parts in an XTRAX® unit are readily available in the market. We will provide the proprietary design to the vendor, after which the vendor can produce the boards. Once we design a printed circuit board many companies are available to produce that board.

We intend to outsource manufacturing and assembly of the XTRAX® units.

Competition

If and when XTRAX ® is commercialized, we will face competition. Many of our competitors are larger with more established businesses than us and have substantially greater resources than we do.

We believe that we will compete based upon our superior technology, customer service and responsiveness to customer needs. We believe that our technology is superior in that it accurately collects system performance data and transmits it over the cellular network to our server where it is formatted into the format required by the aggregator and then transmitted to the aggregator for submission to the buyer in the format the buyer requires.

We have not been able to identify other companies that offer both revenue grade (with accuracy that meets ANSI (American National Standards Institute) standards) metering services and also arrange the sale of RECs on behalf of the solar system owner; however, there are multiple companies offering metering services and it is possible for such companies to develop non-infringing software and systems and become involved in the sale of RECs and thereby become direct competitors of ours.  With respect to pricing, customers of companies that offer such metering services pay the purchase price of the meter and for either maintenance or upgrades over a period of time, as compared to our planned pricing of installation at no cost to the homeowner in return for a multi-year contract to sell the RECs for the homeowner for a flat monthly fee.

We believe that use of the cellular network is superior to use of the internet as we do not require a permanent connection to the internet or use of a router provided by the homeowner which, depending on the type of connection selected by the homeowner (assuming the homeowner has an existing internet connection), may not be fully reliable. Our patent protects our technology for transmission over the cellular network, as well as via microwave and satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite). Our business model does not reflect or rely upon any cash generation from patent enforcement actions but rather only includes sales of our services. As a practical matter, since every system user is also connected to the electric grid served by the local utility (for power at night, etc.), if a system did not generate power the owner would get power from the grid and not realize that the solar system is not generating power. This could easily go on for weeks or months. Our service is superior as XTRAX® will also automatically notify the customer if their system is not functioning. XTRAX® will compile the production data autonomously and transmit it to our servers on a preset time schedule or when called by our server to do so. The proprietary software on our server will decipher the data and reconfigure it as required by the aggregator, to whom it is automatically forwarded. The system owner will have no participation in or responsibility for these steps and will not be required to remember to read the meter, complete a paper form and mail it to us. The aggregator will forward our share of its revenue to us. We will then promptly remit the homeowner’s share of the money by direct deposit to the designated bank account rather than our sending a check at some point for deposit by the homeowner.

Because XTRAX ® serves a niche market which is currently neglected, we believe our first mover advantage will be significant. We believe that our patent and patent applications are valid and broadly written and we will seek to determine whether they are being infringed upon when we have greater resources to prosecute any possible infringement.

If and when commercialized, we believe that XTRAX®’s principal monitoring competitors will include:

•
Centro Data’s CentroSolar Data Monitoring System for Residential PV Installations is web based, not cellular, and requires that a communications card be installed in the inverter and that the homeowner have a router for use by its unit.  Wireless connection to the router is available with extra components.

•
Also Energy LLC sells a product called PowerTrack which, according to their website, appears to be primarily directed to immediately detect any problem in a PV installation with immediate automated alerts to minimize downtime.   They offer a revenue grade monitoring system that is an upgrade for all commercial PowerTrack installations that is web based, not cellular.

•	Deck Monitoring offers a basic residential revenue grade meter that is focused on system performance.

•
Locus Energy offers a web based residential revenue grade meter that records performance data and stores it on a website for viewing by the homeowner or the homeowner’s installation contractor.  The unit is sold to the installer, not the homeowner, and the installer would add its labor, overhead and profit to the price to the homeowner.

•
Energy, Inc. under the trade name of The Energy Detective offers two lines of web based meters – the TED 1000 and TED 5000 series. These meters are not revenue grade and are designed to measure and report the usage of electricity.  They can be installed by a skilled homeowner.    These systems cannot be used for any solar systems in order to receive rebates, financing or trade any credits.

•
Inverter-specific Communications.  Some inverter manufacturers are attempting to improve this technology with new features, such as the Sunny Boy inverters of SMA America, LLC, a subsidiary of SMA Solar Technology, AG, an inverter manufacturer. Such new features include communication capability in the standard inverter required on all PV system interconnections with the grid, through an optional socket modem attached to the existing power line. This software enables continuous monitoring and can record the performance of a PV system on a personal computer through the Windows-based program 'Sunny Data'. The device can also send and receive data and commands to and from a central monitoring device.

•
Digi International Inc.’s Digi RPM is an intelligent power control and monitoring device that enables users to remotely turn devices on and off, measure electrical load and monitor ambient temperature and integrate with additional devices to provide power management over Ethernet and Internet connections.

•	Draker’s Intelligent Array is a cloud-based software that enables energy monitoring, performance analysis and asset management from web-enabled devices.

Notwithstanding the competition noted above, we believe that the market which the XTRAX® is designed to service is neglected in that competitive monitoring products do not provide for the sale of the RECs on behalf of the system owner. In addition, we believe that, in light of the small sizes of residential monitoring systems, we believe that our plan to offer free installation will be more attractive to homeowners. We believe there is no cellular capable monitoring system available today that is part of a system to sell the RECs for the homeowner. In addition, our competitors rely on transmission over the internet, which we believe is less reliable as such transmission depends on hard wiring to the internet connection or use of a router as well as the existence of the customer’s internet connection (assuming the customer is so connected) and the type of connection selected by the customer. Accordingly, we believe that currently there are no methods as reliable and attractive to homeowners as the XTRAX® for accurately collecting this data from small (sub-100 kW) systems, and for monetizing the credits and incentives from smaller systems.

Regulatory Matters

Our operations are subject to a variety of federal, state and local laws, rules and regulations relating to worker safety, zoning, building and electrical codes, and the use, storage, discharge and disposal of environmentally sensitive materials. In addition, we believe that we are in compliance in all material respects with all laws, rules, regulations and requirements that affect our business. Further, we believe that compliance with such laws, rules, regulations and requirements does not impose a material impediment on our ability to conduct business.

Government Subsidies and Incentives

Various subsidies and tax incentive programs exist at the federal and state level (and recently starting at the local level) to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost or size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours (or kWh) produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Under net metering, a customer can generate more energy than is used, during which periods the electric meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide substantial cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, or RPS, which mandate that a certain portion of electricity delivered by utilities to customers come from a list of eligible renewable energy resources. Some programs further specify that a portion of the renewable energy quota must be from solar generated electricity.

Despite the benefits of solar power, there are also certain risks and challenges faced by users of solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. A key goal with respect to generation of electricity from solar energy is the ability to do so at the same cost as buying electricity off the grid from the local utility. This is referred to as “grid parity”. There is no assurance when or if grid parity will ever be achieved. We believe that the market for solar energy products is, and for some time will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse affect on our ability to sell our products.

We believe trends in government programs are favorable with respect to the adoption of solar energy products. At the national level President Barack Obama has made many public comments about the need for the United States to achieve energy independence and his view that reaching that goal will create many new jobs and therefore be beneficial for the economy as well as national security. The Emergency Economic Stabilization Act of 2008 (EESA), enacted on October 3, 2008, extended the 30-percent solar investment tax credit (“ITC”) for eight years, lifted the cap for residential PV installations, allowed application of the tax credits against the alternative minimum tax and removed the prohibition against utilities’ use of the ITC. This long-term policy stability will help companies in the U.S. solar market make longer-term investment decisions and attract better financing. In February 2009 an alternative cash rebate in lieu of the ITC became available, since the ITC only has value if the owner has a US tax liability. This change made it more attractive for non-US entities to consider financing solar energy projects in the US. Provisions of the American Recovery and Reinvestment Act include a 30-percent tax credit for renewable energy manufacturing facilities and a loan guarantee program for renewable energy projects. Accelerated depreciation is also available to solar energy project owners.

At the state level, several states, most notably California and New Jersey, have required electric utilities to generate increasing proportions of their output from renewable sources, including solar. This is often referred to as a Renewable Portfolio Standard. If the utility does not meet the targets they are required to pay a fine and the utilities can purchase renewable energy credits to meet their requirement from others who do generate electricity from solar or other renewable sources. Some utilities may over time build their own renewable sources, such as solar or wind farms. Until they have their own sources of renewable energy the amount of the fine sets the maximum price the utility will pay to others. Other states have somewhat similar programs and some localities, such as Berkeley, California, have their own programs to support solar energy systems. We believe, based on such trends in government programs, that there is an increasing interest in organizations, both public sector and private business, to “go green”. This trend, we believe, will carry over to the residential area and more and more individuals will want to have “green” homes and this will, over time, increase the market that XTRAX® is designed to serve.

The major government subsidies for solar systems of the type we install are the 30 percent investment tax credit enacted for eight years in 2008, and the alternative equal cash subsidy enacted in 2009, as well as accelerated depreciation allowances in the Internal Revenue Code. Although the recent increase in the federal budget deficit may negatively affect the resources available for these subsidies, there is no indication that we are aware of that these benefits will be reduced or repealed by Congress, particularly in light of President Obama’s continued emphasis on the need for alternative clean energy sources. Similarly, recent increases in deficits at the state level may negatively impact resources for state renewable energy incentive programs, and there is currently a trend towards reducing state renewable energy incentive programs. However, there are currently 16 states that have instituted specific programs for SREC’s and we are not aware of any reported reductions or suspensions of any such specific SREC programs. The RECs that are available in states are paid for by private parties under legal structures established by each state so they are not vulnerable to state budget issues. The industry relies on these subsidies and we know of no trend in the industry that would negatively affect them.

Prior to its commercialization, which we currently expect to be in 2014, XTRAX ® will need to be listed by Underwriters Laboratories (“UL”) and receive approval from the Federal Communications Commission (“FCC”) due to certain low level magnetic emissions from the XTRAX ® unit. In addition, it will have to be certified by various cellular network operators as meeting technical requirements for devices that communicate via the cellular network. We currently believe that the UL listing, the FCC approval and these certifications will be obtained by such time.

The process by which such approvals need to be obtained is as follows:

•
The XTRAX® unit needs to be listed by Underwriters Laboratory, which tests the product for safety. This is known as the UL listing. We have submitted samples and information to UL, and responded to their questions, but we do not have the necessary funding to pay UL’s fee and to provide UL the number of units they require for further testing before they can grant a UL listing. Furthermore, submission of test units to Underwriters Laboratory was delayed so that we could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.  The third party verification has been obtained and we are currently in discussions with UL to determine what we need to submit to UL for UL’s evaluation; as such, we have not yet submitted the necessary test units to UL. We have already made certain changes requested by UL and we believe we will obtain the UL listing. In order to allow UL to complete their testing and list XTRAX® we will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services. This fee covers testing of both our residential and small commercial units. We currently lack sufficient funds to pay this fee and provide the six units. Further, at the completion of this testing, UL may require us to make further changes, provide additional units for testing and pay additional fees.

•
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), because there are some emissions from the unit. Similarly to the UL listing process, the FCC approval process involves submitting samples and information, testing by the FCC, responding to FCC questions, and possibly making changes to the product if necessary to obtain the approval. We believe that, after obtaining UL listing, the FCC approval will be forthcoming as we believe XTRAX® meets the FCC requirements.

•
Following the UL listing and FCC approval, we will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products using the network. Similarly to the UL and FCC approval process, the cellular network approval process involves submitting samples and information, testing by the carriers, responding to the carriers’ questions, and possibly making changes to the product if necessary to obtain the approval. We believe that the product will be approved by the carriers.

We can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after we have obtained all three of these approvals which we currently expect to occur in 2014.

Intellectual Property

In April 2013 we acquired the U.S. patent for a “Remote Access Energy Meter System and Method” (No. 7,336,201 – issued on February 26, 2008, and expiring on January 3, 2026).  In May 2013 we sold the patent to Endeavor IP, Inc., which granted to us   a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell our products and services covered by the patent.  The patent covers remote monitoring through the use of one piece of electronic hardware via the wireless cellular network.  In addition, the patent applies specifically to any energy generation facility that uses a power inverter to convert DC to AC electricity. By comparison, we believe that our competitors provide remote monitoring through the use of several distinct pieces of electronic hardware via the internet.

The elements of our potential product that are protected by the patent are:

•
the communication of the system performance data via the cellular network or by microwave or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite); and

•	the ability to provide real-time energy production values and system failure parameters.

In addition, the patent states that the energy source may be a source other than solar photo-voltaic. Such other energy sources may include solar, wind, geo-thermal, tidal, and other types of non-fossil fuel dependent energy generation facilities as well as conventional fossil fuel driven energy installations.

We also own the registered trademark XTRAX®. In addition to our patent, potential future patent applications, and trademark, we also have trade secrets and know-how.

Employees

We currently do not have any employees except for our officers and directors.  We consider our employee relations to be good.

Facilities and Material Properties

Our current office space at   3665 Merrick Road, Seaford, New York 11783 is provided to us at no cost by Mr. Green.  We believe that these facilities are adequate to meet our current needs.

MANAGEMENT

The following table sets forth information regarding our officers and directors. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Name	Age	Positions with the Company
Mohit Bhansali	38	President, Secretary and Director
Ezra Green	52	Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Gary Ross	50	Director
Gelvin Stevenson	69	Director

Mohit Bhansali, President, Secretary and Director.  Mr. Bhansali has served as our President, Secretary and a director since December 2011.  Mr. Bhansali served as our Chief Executive Officer, Chief Financial Officer and Treasurer from December 2011 through April 25, 2013.  In addition, Mr. Bhansali has served as the President, Secretary and a director of Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.) since December 2011 and as the   Chief Executive Officer, Chief Financial Officer and Treasurer of Northern Wind Energy Corp. from December 2011 through October 2013,   as a director of Silver Horn Mining Ltd. since November 2013, as a co-founder and the Chief Operating Officer of Equity Stock Transfer since November 2011, as a partner of Deadbeat Records LLC since 2010, as a securities specialist at Sichenzia Friedman Ference LLP from 2009 through 2011 and as a securities specialist at Haynes and Boone, LLP from 2006 through 2009.  Mr. Bhansali worked as an equity trader from 1999 through 2002.  Mr. Bhansali’s qualifications to serve on the board include his entrepreneurial experience and his knowledge of capital markets.

Ezra   Green, Chief Executive Officer, Chief Financial Officer, Treasurer and Director.  Mr. Green has served as our Chief Executive Officer, Chief Financial Officer, Treasurer and a director since April 25, 2013.  Mr. Green has served as the Chief Executive Officer, Chief Financial Officer and Treasurer and a director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007. Ezra Green has been involved with renewable energy companies for thirteen years and founded Clear Skies Group, Inc. (Clear Skies Solar, Inc.’s operating subsidiary) in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur and founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years of experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction as stated in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Mr. Green began his career as a software engineer and programmer.  Mr. Green’s qualifications to be a director of the Company, in addition to his general business and management background (as described above), include his intimate involvement in the creation of the concept and later development of the XTRAX® unit as well as the business plan concept for its commercialization.

Gary Ross, Director.  Mr. Ross joined our board of directors on October 3, 2013.  Mr. Ross has been an independent technology and management consultant since 2001.  From 2011 to 2013 he was Director of Information Technology at the Vermont Oxford Network and was a Senior Project Manager at Bluehouse Group from 2007 through 2010.  Mr. Ross’s qualifications to serve on the board include his knowledge of technological systems and general business experience.

Gelvin Stevenson, Director.  Dr. Stevenson joined our board of directors on October 3, 2013.  Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006.  He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and   consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years, and served as Director of Investment Responsibility for the NYC Comptroller's Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Associate Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis.   Dr. Stevenson’s qualifications to be a director of the Company include his experience in the renewable energy industry and his knowledge of the Company’s products.

Directors’ and Officers’ Liability Insurance

We have not obtained directors’ and officers’ liability insurance insuring our directors against liability for acts or omissions in their capacity as directors or officers . Such insurance may also insure us against losses which we may incur in indemnifying our officers and directors.   Our officers and directors shall have indemnification rights under applicable laws , our standard indemnification agreement , and our articles of incorporation and bylaws.

Board Independence

We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the Nasdaq Stock Market, Mr. Stevenson and Mr. Ross would be considered independent directors of the Company.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the Securities and Exchange Commission. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2013 by each person who served as our principal executive officer during fiscal 2013 .

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Mohit Bhansali (2)	2013	--	--	--	--
(Current President, Secretary and Director)	2012	--	52,074	—	52,074

Ezra Green	2013	32,750	—	—	32,750
(Current Chief Executive Officer, Chief Financial Officer, Treasurer and Director)	2012	--	—	--	--

(1)  Reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.
(2)  Mr. Bhansali was appointed our Chief Executive Officer on December 26, 2011 and our President, Chief Financial Officer, Treasurer and Secretary on December 27, 2011.  He resigned from his positions as Chief Executive Officer, Chief Financial Officer and Treasurer on April 25, 2013.

Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Name	Number of Shares that have not Vested	Market Value of Shares that have not Vested
Mohit Bhansali	99, 988,153 (1)	$ 5,216,773 (2)

(1)
The shares shall vest upon the occurrence of a “Qualified Transaction”,   unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

(2)	Based on the sales price paid by certain selling stockholders in our most recent private placement on May 29, 2012.

Director Compensation

Our directors did not receive any compensation for their services for the years ending December 31, 2013 and 2012 except as fully set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 3, 2011, we issued 1,000 shares of common stock to Mr. Uribe, our former sole officer and director, at a purchase price of $0.05 per share.  Mr. Uribe resigned from all positions with us on December 27, 2011.

Equity Stock Transfer has provided transfer agent services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

On June 4, 2012, we issued an aggregate of 14,163,683 shares of common stock to Mr. Bhansali.   On June 1, 2013, we amended the terms of the grants such that   all shares shall vest upon the occurrence of a “Qualified Transaction”,unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

On July 30, 2012, we issued an aggregate of 85,824,470 shares to Mr. Bhansali.   On June 1, 2013, we amended the terms of the grants such that   all shares shall vest upon the occurrence of a “Qualified Transaction”,   unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share for a total of $100.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap Enterprises, Inc. and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap Enterprises, Inc. and (ii)   a royalty to Ragonap Enterprises, Inc. equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from   the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On May 30, 2013, we entered into a consulting agreement with Ragonap Enterprises, Inc. pursuant to which we agreed to pay Ragonap Enterprises, Inc. a fee of $6,625 for consulting services provided in connection with potential investment opportunities and review of the renewable energy sector and energy monitoring.

From May 2013 through November 2013, we paid Ezra Green an aggregate of $17,750 as compensation for his services as an officer of the Company .

On March 31, 2013, we entered into a debt forgiveness agreement with Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Financial Corp. pursuant to which these companies forgave the $15,000 owed to them by the Company under an agreement entered into in December 2011 in exchange for a general release from claims.  Mr. Green has served as the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.

Other Registration Statements

Mr. Bhansali currently serves as the   President, Secretary and Director of Northern Wind Energy Corp.  Northern Wind Energy Corp. is a viable company.  It filed a registration statement on Form S-1 with the Securities and Exchange Commission on August 16, 2012.  The registration statement has not been declared effective.  Mr. Bhansali also currently serves as a director of Silver Horn Mining Ltd.  Silver Horn Mining Ltd. is a viable company and does not currently have any effective registration statements.

Mr. Green has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and Director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.  Carbon 612 Corporation is now dormant.  Carbon 612 Corporation ceased actively reporting with the Securities and Exchange Commission in March 2012 and transferred its intellectual property assets to the Company in April 2013.  Clear Skies Solar, Inc. ceased actively reporting with the Securities and Exchange Commission in March 2012 and plans to completely wind down its business in the second quarter of 2013.

Mr. Ross and Mr. Stevenson have also served as directors of Northern Wind Energy Corp. since October 15, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 13, 2014 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Spiral Energy Tech., Inc.,   3665 Merrick Road, Seaford, New York 11783.  As of March 13, 2014 , we had 112,083,038 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned (1)
Mohit Bhansali All directors and executive officers as a group (1 person)(2)	100,988,153 (2)	90.10%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of March 13, 2014. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Includes   99,987,953 shares that have not yet vested.  The shares shall vest upon the occurrence of a “Qualified Transaction”,   unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

SELLING STOCKHOLDERS

Up to 9,392,455 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended.  We received a total consideration of $20,265 from the sale of these shares.   None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying any convertible securities held by that selling stockholder that are exercisable within 60 days of March 13, 2014are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 112,083,038 shares of common stock outstanding as of March 13, 2014.  Mr. Green, a selling stockholder, is also an officer and director .

	Ownership Before Offering		Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Auracana LLC (2)	50,000	50,000	--	--
Benjamin Brauser	10,000	10,000	--	--
William Dealy	2,500	2,500	--	--
David Frydman	1,000	1,000	--	--
Grander Holdings, Inc. 401(k) Profit Sharing Plan (3)	50,000	50,000	--	--
Ezra Green	10,000	10,000	--	--
Barry Honig	4,600,000	4,600,000	--	--
Edward Karr	50,000	50,000	--	--
Renee Kesner	4,595,455 (4) (5)	4,595,455 (4) (5)	--	--
Carol Martin	10,000	10,000	--	--
Paradox Capital Partners (5)	4,595,455 (4)	4,595,455 (4))	--	--
Milo Silberstein	2,500	2,500	--	--
Stetson Capital Investments, Inc. (6)	10,000	10,000	--	--
Andrew Uribe	1,000	1,000	--	--

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933 or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Glenn Kesner is the President of Auracana LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(3)
Michael Brauser is the Trustee of Grander Holdings, Inc. 401(k) Profit Sharing Plan and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Includes (i) 45,455 shares of our common stock held by Renee Kesner and 4,550,000 shares of our common stock held by Paradox Capital Partners, LLC. Harvey Kesner and Renee Kesner are husband and wife.
(5)	Harvey Kesner is the Manager of Paradox Capital Partners, LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(6)	John Stetson is the President of Stetson Capital Investments, Inc. and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 250,000,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 50,000,000 are shares of preferred stock.

As of March 13, 2014 , we had the following issued and outstanding securities on a fully diluted basis:

•	112,083,038 shares of common stock; and
•	No shares of preferred stock

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

_________________ will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Our audited financial statements as of December 31, 2013 and 2012 have been included in this prospectus in reliance on the report of Messineo & Co CPAs LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Ezra Green, Chief Executive Officer, Spiral Energy Tech., Inc.,   3665 Merrick Road, Seaford, New York 11783. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Spiral Energy Tech, Inc.

We have audited the accompanying balance sheets of Spiral Energy Tech, Inc. (formerly Solid Solar Energy, Inc.),  a development stage entity, as of December 31, 2013 and 2012 and the related statements of operations, stockholder's deficit and cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spiral Energy Tech, Inc., a development stage entity, as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred a loss since inception, has insufficient revenue to cover operating costs or develop its operating plan, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Messineo & Co., CPAs, LLC
Clearwater, FL
March 13, 2014

Spiral Energy Tech, Inc.
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2013	2012

ASSETS
Current Assets
Cash and cash equivalents	$35,499	$5,564
Accounts receivable, net of allowance for doubtful
accounts of $0 and $0, respectively	639	-
Investments in marketable securities	216,003	-
Total Current Assets	252,141	5,564

Property and equipment, net of accumulated
depreciation of $2,873 and $1,250, respectively	28,477	23,750

TOTAL ASSETS	$280,618	$29,314

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$29,320	$-
Accrued expenses	5,000	289
Deferred taxes payable	52,602	-
Note payable	-	15,000
Total Current Liabilities	86,922	15,289

TOTAL LIABILITIES	86,922	15,289

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 authorized; $0.0001 par value
112,083,038 and 110,430,608 shares issued and outstanding	11,208	11,043
Additional paid in capital	5,379,562	5,278,224
Unearned compensation	(5,216,773)	(5,216,773)
Accumulated other comprehensive income	102,110	-
Accumulated deficit during development stage	(82,411)	(58,469)
Total Stockholders' Equity	193,696	14,025

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$280,618	$29,314

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Income

	For the		January 18, 2008
	Year Ended		(inception) to
	December 31,		December 31,
	2013	2012	2013

Revenues	$639	$-	$639
	639	-	639

Operating Expenses

Professional	79,470	3,300	82,770
General and administration	32,915	53,374	86,545
Depreciation and amortization	1,623	1,250	2,873
Total operating expenses	114,008	57,924	173,591

Net loss from operations	(113,369)	(57,924)	(171,549)

Other income (expense)
Interest expense	-	(162)	(289)
Gain on sale of patent	88,216	-	88,216
Gain (loss) on sale of securities	1,211	-	1,211
Net Loss	$(23,942)	$(58,086)	$(82,411)

Other comprehensive income (loss)	102,110	-	102,110
Comprehensive Income (Loss)	$78,168	$(58,086)	$19,699

Basic and dilutive loss per share	$0.00	$(0.00)

Weighted average number of
shares outstanding	111,485,447	56,377,088

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
					Accumulated
			Additional		Other
	Common Stock		Paid in	Unearned	Comprehensive	Accumulated
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	Total

Balance, January 18, 2008	-	$-	$-	$-	$-	$-	$-
Balance, December 31, 2009	-	-	-	-	-	-	-

Stock issued for cash:
founders on April 13, 2010, $.0011	9,200,000	920	9,200	-	-	-	10,120
investor on April 13, 2010, $.0022	45,455	5	95	-	-	-	100
investor on April 23, 2010, $.05	10,000	1	499	-	-	-	500

Balance, December 31, 2010	9,255,455	926	9,794	-	-	-	10,720

Stock issued for cash:
investor on July 3, 2011, $.05	72,000	7	3,593	-	-	-	3,600

Net loss, December 31, 2011					-	(383)	(383)

Balance, December 31, 2011	9,327,455	933	13,387	-	-	(383)	13,937

Stock issued for cash:
investor on May 29, 2012, $.10	5,000	-	500	-	-	-	500
investor on May 29, 2012, $..05	110,000	11	5,489	-	-	-	5,500
related party for cash ($100) and
services, July 20, 2012	1,000,000	100	52,074	-	-	-	52,174
Stock issued for services:
employee and consultant, June 4,2102	14,163,683	1,416	737,559	(738,975)	-	-	-
deferred compensation agreement, July 20, 2012	85,824,470	8,583	4,469,215	(4,477,798)	-	-	-

Net loss, December 31, 2012					-	(58,086)	(58,086)

Balance, December 31, 2012	110,430,608	11,043	5,278,224	(5,216,773)	-	(58,469)	14,025

Debt forgiveness, related party			15,289				15,289
Stock issued for acquisition of property, December 24, 2013	1,652,430	165	86,049	-	-	-	86,214

Net income				-	102,110	(23,942)	78,168

Balance, December 31, 2013	112,083,038	$11,208	$5,379,562	$(5,216,773)	$102,110	$(82,411)	$193,696

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statements of Cash Flows

			January 18, 2008
			(inception)
	Year Ended		through
	December 31,		December 31,
	2013	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive income (loss)	$78,168	$(58,086)	$19,699
Adjustment to reconcile comprehensive income (loss)
to cash provided by operations:
Depreciation and amortization	1,623	1,250	2,873
Stock-based compensation	-	52,074	52,074
(Gain) Loss on sale of patents	(88,216)	-	(88,216)
(Gain) Loss on sale of marketable securities	(1,211)	-	(1,211)
Unrealized other comprehensive	(102,110)	-	(102,110)
Changes in operating assets and liabilities:			-
(Increase) decrease in operating assets:			-
Accounts receivable	(639)	-	(639)
Prepaid expenses and other assets	-	500	-
Increase (decrease) in operating liabilities:
Accounts payable	29,320	-	29,320
Accrued expenses	5,000	162	5,289
Total adjustments	(156,233)	53,986	(102,620)
Net Cash (Used in) Operating Activities	(78,065)	(4,100)	(82,921)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,500)	-	(14,500)
Net Cash (Used in) Investing Activities	(4,500)	-	(14,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from sale of patents	100,000	-	100,000
Paid finder’s fees, sale of patents	(50,000)	-	(50,000)
Proceeds from sale of marketable securities	62,500	-	62,500
Proceeds from issuance of stock	-	6,100	20,420
Net Cash Provided by Financing Activities	112,500	6,100	132,920

Net increase (decrease) in cash and cash equivalents	29,935	2,000	35,499
Cash and cash equivalents, beginning of period	5,564	3,564	-
Cash and cash equivalents, end of period	$35,499	$5,564	$35,499

Supplemental cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash transactions:
Stock issued in acquisition of assets and patents	$86,214	$-	$86,214
Debt forgiven by related party	$15,289	$-	$15,289
Stock issued under contract (unearned compensation)		$5,216,773	$5,216,773

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(fka Solid Solar Energy, Inc.)
(A Development Stage Entity)
Notes to the Audited Financial Statements
December 31, 2013 and 2012

NOTE 1. NATURE OF BUSINESS

ORGANIZATION
Spiral Energy Tech, Inc. (fka Solid Solar Energy, Inc. “The Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.  The Company was formed to provide residential users access to affordable renewable energy and initially the Company installed and maintained solar energy panel systems on residential housing units at no cost to the end user.  Revenue was derived from renewable energy credits/certificates and billing of solar converted electricity.  As of April 2013, the Company has been engaged in the distribution and installation of remote monitoring systems for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular network and potentially via microwave transmission network or satellite.

The Company is headquartered New York, New York.  The Company is a development stage company in accordance with ASC 915, Development Stage Entities.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION
The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 3 regarding the assumption that the Company is a “going concern”).  In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the years ended December 31, 2013 and 2012 and the period January 18, 2008 (date of inception) through December 31, 2013; (b) the financial position at December 31, 2013 and 2012; and (c) cash flows for the years ended December 31, 2013 and 2012 and the period January 18, 2008 (date of inception) through December 31, 2013, have been made.

DEVELOPMENT STAGE ENTITY
The Company is a development stage company as defined by section FASB ASC 915, “Development Stage Entities.”  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments, primarily accounts receivable, marketable securities, accounts payable and accrued expenses. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

	As of December 31, 2013 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$216,003	-	-	216,003	$216,003

Total	$216,003	-	-	216,003	$216,003

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

CASH AND CASH EQUIVALENTS
For the purpose of the financial statements cash equivalents include all highly liquid investments with maturity of three months or less. Cash and cash equivalents were $35,499 and 5,564 at December 31, 2013 and 2012, respectively.

MARKETABLE SECURITIES
The Company’s marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company’s marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of comprehensive income.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder’s equity, were a gain, net of tax, of $102,110 and $0 as of December 31, 2013 and 2012, respectively.

LONG-LIVED ASSETS INCLUDING OTHER ACQUIRED INTANGIBLE ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives, which is between 3 years for computer equipment and 5-20 years for production equipment.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2013.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.   The Company contracts with residential households and installs the proprietary energy saving units.  Contracts include monthly contractual charges, based on historical consumption and estimated energy savings, which are invoiced monthly to be reconciled and adjusted on contractual anniversary date.  Amounts are billed in accordance with contractual agreement.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the years ending December 31, 2013 and 2012.

RESEARCH AND DEVELOPMENT
The Company follows ASC 730, “Research and Development,” and expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  No research and development costs were incurred for the years ending December 31, 2013 and 2012.

RELATED PARTIES
The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.  Related party transactions for the year ending December 31, 2013 totaled $48,039, which was due to payments of management fees to our Chief Executive Officer for $32,750 and the forgiveness of a note payable and accrued interest of $15,289.

SHARE-BASED COMPENSATION
ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $0 and $52,074 for the years ending December 31, 2013 and 2012, respectively.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Deferred tax liabilities totaled $52,602 and $0 as of December 31, 2013 and 2012, respectively.

NET INCOME (LOSS) PER COMMON SHARE
The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

As of December 31, 2013 and 2012, the Company had no dilutive potential common shares.

RESTRICTED STOCK
The Company issues restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is measurable more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

RECENTLY ACCOUNTING PRONOUNCEMENTS
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4. MARKETABLE SECURITIES

The following table shows the Company’s available-for-sale security, received from Endeavor IP, Inc. (“ENIP”) (see Note 10) as of December 31, 2013:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 300,004 common shares	$61,291	$154,712	$-	$216,003

NOTE 5. PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012	Estimated Service Lives in Years
Production equipment - solar photovoltaic (solar electric) system	$25,900	$25,000	5-20
Office and computer	5,450	-	3
Total property and equipment	31,350	25,000
Less accumulated depreciation	2,873	1,250
Property and equipment, net	$28,477	$23,750

Assets are depreciated over there useful lives when placed in service.  Five to twenty years is the standard useful life for our photovoltaic system.  Depreciation expense was $1,623 and $1,250 for the years ended December 31, 2013 and 2012, respectively.

NOTE 6. NOTES PAYABLE

The Company issued a promissory note payable, in the amount of $15,000, resulting from a purchase agreement with the original equipment manufacturer (“OEM”), a related party.  The note had no defined repayment date, as repayment is upon receiving government energy credits, which was considered to be realizable within one year.  There was no stated interest rate on the note.  As of December 31, 2012, the Company had accrued interest expense at the applicable federal rate, in the amount of $289, in recognition of the discount effect of the non-interest bearing arrangement.  As the expected government energy credits were not realized, the note and accrued interest in the amount of $15,289 were forgiven by the related party during the quarter ended March 31, 2013 and recorded as a contribution to equity.

NOTE 7. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

As of December 31, 2012, the Company has a deferred tax asset, resulting from benefits of net operating loss carry forward generated from inception, which expire in varying amounts between 2031 and 2033.  Management believes it is more likely than not that the deferred tax assets will not be realized. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize deferred tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net income (loss) before provision for income taxes. The components of the income tax provision (benefit) for each of the periods presented below are as follows:

	Years Ended December 31,
	2013	2012
Current tax benefit	$(8,100)	$(19,700)
Valuation allowance	8,100	19,700
Total tax expense	$-	$-

Deferred tax asset:
	As of December 31,
	2013	2012
Balance forward	$19,900	$200
Change in deferred tax asset	8,100	19,700
Total deferred tax asset	28,000	19,900
Valuation allowance	(28,000)	(19,900)
Total tax expense	$-	$-

As of December 31, 2013 and 2012, the Company had a deferred tax liability of $52,602 and $0, respectively, attributable to the valuations (unrealized) of the marketable securities available for sale.

NOTE 8. EQUITY TRANSACTIONS

On July 30, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares and par value of common and preferred stock.  Shares have been retroactively restated to reflect the change in par value.

PREFERRED STOCK
The authorized preferred stock of the Company consists of 50,000,000 shares with a par value of $0.0001. There was no preferred stock issued and outstanding as of December 31, 2013 and 2012.

COMMON STOCK
The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.0001. There were 112,083,038 and 110,430,608 common shares issued and outstanding at December 31, 2013 and 2012, respectively.

Since the date of inception on January 18, 2008, the Company has issued common stock as follows:

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.011 per share) and cash of $100 in exchange for 45,455 common shares ($0.022 per share).

On April 21, 2010, the Company sold 10,000 common shares to an investor, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 72,000 common shares to investors, at $0.05 per share, for proceeds of $3,600. This includes 1,000 shares sold to the Company's former sole officer and director.

On May 29, 2012, the Company sold 5,000 common shares to investors, at $0.10 per share, for proceeds of $500, and sold 110,000 common shares to investors, at $0.05 per share, for proceeds of $5,500.

On June 4, 2012, the Company issued an aggregate of 14,163,683 shares of common stock to an officer, director, and majority shareholder. As at December 31, 2012, unearned compensation, in the amount of $738,975 was recorded. The shares will vest upon the Company’s entry into a “Qualified Transaction” of $25 million, if this transaction occurs prior to June 1, 2016.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall revert back to the Company.

On July 30, 2012, the Company issued an aggregate of 85,824,470 shares to an officer, director, and our majority shareholder.  As at December 31, 2012, unearned compensation, in the amount of $4,477,798 was recorded. The shares will vest upon the Company’s entry into a “Qualified Transaction” of $25 million, if this transaction occurs prior to June 1, 2016.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall revert back to the Company.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.  The Company recognized compensation expense, in the amount of $52,074, for the difference in the fair market value of shares (based on the weighted average of shares transacted on May 29, 2012, the last trades with independent third parties) and the cash price paid.

On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0.0522 per share, for the purchase of patents and other assets, for a total fair market value of $86,214.

WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 9. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table details the changes in accumulated other comprehensive income (“AOCI”) for the year ended December 31, 2013 (there was no AOCI for the year ended December 31, 2012):

	Available-For-Sale Securities	Accumulated Other Comprehensive Income
Balance at January 1, 2013	$-	$-
Available-for-sale securities, net of tax	102,110	102,110
Balance at December 31, 2013	$102,110	$102,110

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the year ended December 31, 2013:

	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gain on available-for-sale securities	$154,712	$52,602	$102,110

NOTE 10. NONMONETARY TRANSACTIONS

PURCHASE OF ASSETS AND INTELLECUAL PROPERTY
On April 25, 2013, the Company entered into an Intellectual Property Purchase Agreement, whereby it acquired certain assets and patents from Ragonap, Inc. (“Ragonap”) and Carbon 612 Corporation (“Carbon”), in exchange for 1,652,430 shares of the Company’s common stock. The Company issued a total of 1,652,430 shares of common stock, having a fair value of $86,214 (the fair market value of the shares exchanged), 1,404,565 common shares were issued to Ragonap and 247,865 common shares were issued to Carbon 612, a company controlled by our Chief Executive Officer.  The patents are subject to a 10% royalty on revenues with a cap of $250,000.

Assets acquired were valued on April 25, 2013, as follows:

•	Patents and trademarks, as a group	$84,364
•	Production equipment	900
•	Office equipment	950

	Total	$86,214

SALE OF INTELLECTUAL PROPERTY
On May 13, 2013, the Company finalized and closed a Patent Purchase Agreement (the "Agreement") with Endeavor IP, Inc. ("Endeavor"), a Nevada company.  Pursuant to the terms of the Agreement, the Company sold to Endeavor all of the Company's rights, title, and interest in and to certain patents, including without limitation, all extensions, continuations, provisions, derivatives and related applications thereof.  On the same day, Endeavor granted the Company a royalty-free, irrevocable, non-exclusive and world-wide license, without the right to sub-license.    In exchange for the Patents, Endeavor paid the Company $100,000 and 666,666 shares of its post-split common stock (“ENIP”). Under the terms of a Proceeds Interest Agreement, Endeavor agrees to pay twenty percent (20%) of the net proceeds from any enforcement activities or sale transaction related to the patents.  Due to the amount of cash received the sale of intellectual property to Endeavor IP is considered a monetary transaction.

GAIN ON SALE OF INTELLECTUAL PROPERTY

12/31/2013
Cash Received	$100,000
ENIP Common Shares	136,200
Total Fair Value of Sale	236,200
Costs of Sale	147,984
Gain on Sale	$88,216

Costs of sale include cash paid for commissions and finders’ fees incurred in the amount of $50,000 at September 30, 2013 and 10% of the value of ENIP common shares totaling $13,620.

NOTE 11. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The Company’s chief executive officer provides office space to the Company at no charge.

Our stock transfer agent, Equity Stock Transfer, has provided services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

During the year ended December 31, 2013, our Chief Executive Officer, who is also a director, received compensation in the amount of $32,750. We issued 247,865 common shares to Carbon 612 Corporation, a company controlled by our Chief Executive Officer, in connection with the purchase of certain assets from Carbon 612.  Additionally, a note payable and related accrued interest in the amount of $15,289 to an “other” related party was forgiven (Note 6).

NOTE 13. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$128.11
Legal fees and expenses	$17,000.00
Accounting fees and expenses	$2,500.00
Miscellaneous	$0
TOTAL	$19,628.11

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

On April 13, 2010 we issued an aggregate of 9,245,455 shares of common stock to founders in exchange for total cash in the amount of $10,220.  9,200,000 shares of common stock were sold at the purchase price of $0.0011 per share and 45,455 shares of common stock were sold at the purchase price of $0.0022.

On April 21, 2010, we sold 10,000 shares of common stock to an investor at the purchase price of $0.05 per share for total proceeds of $500.

Throughout 2011, we sold 72,000 shares of common stock to investors, including 1,000 shares to our former sole officer and director, at the purchase price of $0.05 per share for total proceeds of $3,600.

In 2012, we sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 5,000 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $500.

On June 4, 2012, we issued an aggregate of 14,163,683 shares of common stock to Mohit Bhansali.    All of the shares may only vest upon the occurrence of a Qualifying Event.  If the Qualifying Event has not occurred by the close of business on June 1, 2016, the shares will be forfeited and ownership shall revert back to the Company.  The shares may not be sold, pledged or otherwise transferred until vested.

On July 30, 2012, we issued an aggregate of 85,824,470 shares to Mr. Bhansali.    All of the shares may only vest upon the occurrence of a Qualifying Event.  If the Qualifying Event has not occurred by the close of business on June 1, 2016, the shares will be forfeited and ownership shall revert back to the Company.  The shares may not be sold, pledged or otherwise transferred until vested.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap Enterprises, Inc. and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap Enterprises, Inc. and (ii)   a royalty to Ragonap Enterprises, Inc. equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from   the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

The issuances described above   were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrick, State of New York on the 21st day of March, 2014 .

SPIRAL ENERGY TECH., INC. (Registrant)

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Green his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mohit Bhansali	President, Secretary and Director	March 21, 2014
Mohit Bhansali

/s/ Ezra Green	Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer), and Director	March 21, 2014
Ezra Green

/s/ Gary Ross	Director	March 21, 2014
Gary Ross

/s/ Gelvin Stevenson	Director	March 21, 2014
Gelvin Stevenson

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.2	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
3.4	Bylaws (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 filed on August 16, 2012)
5.1*	Opinion of ___________________________
10.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
10.2
Agreement of Sale by and among Solid Solar Energy, Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated December 9, 2011 (Incorporated by reference to Exhibit 10.2 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.3**
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated June 4, 2012 (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.4**
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.5**
Management Equity Subscription Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.6
Intellectual Property Purchase Agreement by and among Solid Solar Energy, Inc., Ragonap Enterprises, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.6 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.7	Form of Lockup Agreement (Incorporated by reference to Exhibit 10.7 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.8
Patent Assignment Agreement by and between Solid Solar Energy, Inc. and Ragonap Enterprises, Inc. dated April 25, 2013 (Incorporated by reference to Exhibit 10.8 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.9
Trademark Assignment Agreement by and between Solid Solar Energy, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.9 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.10
Patent Purchase Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.10 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.11
Proceeds Interest Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.11 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.12
Consulting Agreement by and between Spiral Energy Tech., Inc. and Ragonap Enterprises, Inc., dated May 30, 2013 (Incorporated by reference to Exhibit 10.12 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.13**	First Amendment to June 4, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.13 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.14**	First Amendment to July 30, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.14 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.15	Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013
10.16	Addendum to Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013
10.17	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
23.1	Consent of Messineo & Co. CPAs LLC
23.2*	Consent of _______________________ (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page to this amended Registration Statement)

*   To be filed by amendment.
** Management contract or compensatory plan or arrangement.